EXHIBIT 23.2

                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference of our report dated March 24, 1997 on the consolidated balance sheet of Forasol-Foramer N.V. as of December 31, 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for the year then ended, included in this Current Report on Form 8-K and incorporated by reference in the Registration Statements on Form S-8 (Registration Nos. 33-26854, 33-44823, 333-06823, 333-06825, 333-27661, 333-35089 and 333-35093) and the Registration Statements
on Form S-3 (Registration Nos. 33-62425 and 333-21385) by Pride International, Inc.

ERNST & YOUNG AUDIT

/s/  Francois Villard

Represented by
Francois Villard

Paris, France
March 19, 1998